EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


To Stockholders and Board of Directors
Bogen Communications International, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-21245) on Form S-8 of Bogen Communications International, Inc. of our report dated March 14, 2000 (except Note 19, which is as of March 30, 2000), relating to the consolidated balance sheets of Bogen Communications International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidate statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999 and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Bogen Communications International, Inc. Our report refers to a report of other auditors.



KPMG LLP
Short Hills, New Jersey
March 30, 2000